Exhibit A-5(a)

ENTERGY MISSISSIPPI, INC.
PROMISSORY NOTE

$16,030,000                                                                                                                                                                                     September 24, 2004

ENTERGY MISSISSIPPI, INC., a corporation organized and existing under the laws of the State of Mississippi (the "Company"), acknowledges itself indebted and for value received hereby promises to pay to the order of the Mississippi Business Finance Corporation (the "Issuer"), and its successors and assigns, the principal sum of Sixteen Million Thirty Thousand Dollars ($16,030,000) together with interest on the unpaid principal balance thereof from the date hereof until the Company's obligation with respect to the payment of such sum shall be discharged at the rate borne by the Bonds referred to below.

This Note is issued to evidence the Loan (as defined in the Agreement hereinafter referred to) of the Issuer to the Company and the obligation of the Company to repay the same and shall be governed by and be payable in accordance with the terms and conditions of a Loan Agreement (the "Agreement") by and between the Issuer and the Company, dated as of  September 1, 2004, pursuant to which the Issuer has loaned to the Company the proceeds of the sale of the Issuer's $16,030,000 Pollution Control Revenue Refunding Bonds (Entergy Mississippi, Inc. Project) Series 2004 (the "Bonds"). Additional similar Notes may be or may have been issued by the Company as provided in the Agreement. This Note (together with the Agreement) has been assigned to The Bank of New York Trust Company, N.A., as Trustee (the "Trustee"), acting pursuant to a trust indenture, dated as of  September 1, 2004, including any indenture supplemental thereto (the "Indenture"), by and between the Issuer and the Trustee, and may not be assigned by the Trustee except to a successor Trustee pursuant to the terms of the Indenture. Such assignment is made as security for the Bonds, and any other bonds which are or may at any time be issued and outstanding under the Indenture. The Bonds are dated and bear interest in accordance with the provisions of the Indenture, payable on April 1 and October 1 in each year commencing April 1, 2005 at the rate of Four and Sixty One-Hundredths percent (4.60%) per annum, and mature on April 1, 2022. The Bonds are subject to redemption prior to maturity as provided in the Indenture.

Subject to the provisions of the Agreement, payments hereon are to be made by paying to the Trustee, as assignee of the Issuer, in funds which will be immediately available on the date payment is due, amounts which, and at or before times which, shall correspond to the payments with respect to the principal of and interest on the Bonds whenever and in whatever manner the same shall become due, whether at stated maturity, upon redemption or declaration or otherwise. If at the date any payments on the Bonds are due there are any available moneys in the Bond Fund established under the Indenture, such moneys shall be credited against the payment then due hereunder, first in respect of interest and then, to the extent of remaining moneys, in respect of principal. Upon the occurrence of an Event of Default, as defined in the Agreement, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement.

Neither the officers of the Company nor any persons executing this Note shall be liable personally or shall be subject to any personal liability or accountability by reason of the issuance hereof.

IN WITNESS WHEREOF, Entergy Mississippi, Inc. has caused this Note to be executed in its corporate name and on its behalf by its President, its Treasurer or a Vice President by his or her manual signature, and its corporate seal to be impressed hereon and attested by the manual signature of its Secretary or an Assistant Secretary, all as of the date first above written.

ENTERGY MISSISSIPPI, INC.

(SEAL)

By /s/ Steven C. McNeal
Steven C. McNeal
Vice President and Treasurer

ATTEST:

By /s/ Frank Williford
Frank Williford
Assistant Treasurer

ASSIGNMENT

Pay to the order of The Bank of New York Trust Company, N.A., as Trustee, as assignee of the Mississippi Business Finance Corporation, under the Trust Indenture, dated as of September 1, 2004 by and between the Mississippi Business Finance Corporation and The Bank of New York Trust Company, N.A., as Trustee, securing the payment of Mississippi Business Finance Corporation Pollution Control Revenue Refunding Bonds (Entergy Mississippi, Inc. Project) Series 2004, in the original principal amount of $16,030,000.

Dated: September 24, 2004

MISSISSIPPI BUSINESS FINANCE
CORPORATION

(SEAL)

By /s/ William T. Barry
Executive Director